Exhibit 99.1

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2025

	As Filed	Pro Forma Adjustment		Pro Forma
ASSETS
Current assets:
Cash	$1,715,400	$11,542,915	(1)(2)(3)	$13,258,315
Restricted cash and cash equivalents	20,000	—		20,000
Accounts receivable	3,243,706	—		3,243,706
Inventory	5,242,228	—		5,242,228
Prepaid expenses and other current assets	1,066,801	(150,000)	(1)	916,801
Total current assets	11,288,135	11,392,915		22,681,050
Property and equipment, net	127,127	—		127,127
Operating lease right-of-use assets, net	666,529	—		666,529
Other assets	39,150	—		39,150
Total assets	$12,120,941	$11,392,915		$23,513,856
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,019,136	$—		$2,019,136
Accrued expenses and other current liabilities	5,235,216	—		5,235,216
Current maturities of long-term debt	5,022,966	(5,000,000)	(2)	22,966
Deferred revenue	23,929	—		23,929
Operating lease liabilities, current	441,634	—		441,634
Total current liabilities	12,742,881	(5,000,000)		7,742,881
Long-term debt	272,879	—		272,879
Related party notes payable	3,895,112	—		3,895,112
Operating lease liabilities	321,270	—		321,270
Warrant liability	105,834	—		105,834
Earnout liability	2,510,000	—		2,510,000
Other liabilities	1,349,409	(57,025)	(2)	1,292,384
Total liabilities	21,197,385	(5,057,025)		16,140,360
Stockholders’ equity (deficit):
Common stock, $0.0001 par value	967	225	(1)(3)	1,192
Additional paid-in capital	42,558,037	16,753,137	(1)(3)	59,311,174
Accumulated deficit	(51,635,448)	(303,422)	(2)	(51,938,870)
Total stockholders’ equity (deficit)	(9,076,444)	16,449,940		7,373,496
Total liabilities and stockholders’ equity (deficit)	$12,120,941	$11,392,915		$23,513,856

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2025

		Pro Forma
	As Filed	Adjustment		Pro Forma
Revenue	$10,649,930	$—		$10,649,930
Cost of revenue	5,208,318	—		5,208,318
Gross profit	5,441,612	—		5,441,612
Operating expenses:
Research and development	2,691,704	—		2,691,704
Selling, general and administrative	6,486,697	—		6,486,697
Total operating expenses	9,178,401	—		9,178,401
Loss from operations	(3,736,789)	—		(3,736,789)
Other expense, net	(8,770,514)	—		(8,770,514)
Change in fair value of warrant liability	(3,581,122)	—		(3,581,122)
Change in fair value of derivative liability	101,300	—		101,300
Change in fair value of earnout liability	(2,070,000)	—		(2,070,000)
Interest expense, net	(1,635,014)	(303,422)	(2)	(1,938,436)
Loss before income tax expense	(19,692,139)	(303,422)		(19,995,561)
Income tax expense	2,782	—		2,782
Net loss and comprehensive loss	$(19,694,921)	$(303,422)		$(19,998,343)

Net loss per share - basic and diluted	$(2.09)	$0.61		$(1.48)
Weighted-average number of common shares used in computing net loss per common share	9,415,349	4,064,405	(1)(3)	13,479,754

(1)    On September 30, 2025, we entered into a Securities Purchase Agreement, (the “October 2025 Securities Purchase Agreement”), by and between the Company, on the one hand, and certain accredited investors and qualified institutional buyers, led by Sio Capital Management, LLC, on the other hand, (together, the “October 2025 Purchasers”) for a private placement (the “October 2025 Private Placement”) of securities. At the closing of the October 2025 Private Placement (the “October 2025 Closing”) on October 3, 2025, the Company issued (i) 2,232,243 shares (the “October 2025 Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (ii) Subscription Warrants (the “October 2025 Subscription Warrants”) with a term of five years from the initial exercise date to purchase up to an additional 4,040,272 shares of Common Stock; and (iii) 5,424,083 pre‑funded warrants to purchase up to an additional 1,808,055 shares of Common Stock, exercisable any time after its issuance (the “October 2025 Pre-Funded Warrants” and together with the October 2025 Subscription Warrants, the “October 2025 Warrants,” and the October 2025 Warrants together with the October 2025 Shares, the “October 2025 Securities”) (all of such shares issuable upon exercise of the October 2025 Warrants, the “October 2025 Warrant Shares”). The purchase price of each October 2025 Share was $4.50 (the “October 2025 Per Share Purchase Price”) and the purchase price for each October 2025 Pre‑Funded Warrant was $4.4997 (the “October 2025 Per Pre-Funded Warrant Purchase Price”). Both of these amounts were paid by the October 2025 Purchasers at the October 2025 Closing. The aggregate gross proceeds to the Company from the October 2025 Private Placement was approximately $18,180,655, before deducting the offering expenses payable by the Company, which expenses consist solely of legal fees and the amounts provided for pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”). The pro forma adjustment reflects the accounting treatment of the October 2025 Private Placement as if it closed on January 1, 2025.
(2)    On October 6, 2025, we repaid $5.0 million of long-term debt, as well as $360,477 of accrued interest and the Tranche B 2025 Premium, to Lynrock Lake Master Fund LP (“Lynrock Lake”) pursuant to the First Amendment to the Credit Agreement (the “Lynrock Amended Credit Agreement”). The pro forma adjustment reflects the accounting treatment of the payment of the $5,360,477 as if it had been paid on January 1, 2025.
(3)    On January 22, 2026, we entered into a Securities Purchase Agreement (the “January 2026 Securities Purchase Agreement”), by and between the Company, on the one hand, and Dr. Avi Katz, the Chairman of the Company’s Board of Directors, on the other hand,

(together, the “January 2026 Purchasers”) for a private placement (the “January 2026 Private Placement”) of securities. At the closing of the January 2026 Private Placement, the Company will issue (i) 24,107 shares (the “January 2026 Shares”) of the Company’s Common Stock, par value $0.0001 per share; and (ii) a Common Stock Purchase Warrant (the “January 2026 Warrant” and together with the January 2026 Shares, the “January 2026 Securities”) with a term of ten years from the initial exercise date to purchase up to an additional 48,214 shares of Common Stock (all of such shares issuable upon exercise of the January 2026 Warrant, the “January 2026 Warrant Shares”). The purchase price of each January 2026 Share is $6.43, which represents 110% of the 5-day volume weighted trading price for the Common Stock on January 22, 2026 (the “January 2026 Per Share Purchase Price”), and the per share exercise price of the January 2026 Warrant is $6.43. The aggregate gross proceeds to the Company from the January 2026 Private Placement will be approximately $155,000. The pro forma adjustment reflects the accounting treatment of the January 2026 Private Placement as if it closed on January 1, 2025.
The pro forma adjustments and resulting adjusted financial statements have not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). As stated above, we have prepared these adjustments to reflect the accounting treatment that would have occurred if (i) both the October 2025 Private Placement and January 2026 Private Placement had occurred on January 1, 2025 and (ii) Lynrock Lake had been paid the $5,360,477 on January 1, 2025. We believe that this non-GAAP presentation provides useful information to understand the effect of (i) the October 2025 Private Placement, (ii) the January 2026 Private Placement, and (iii) the repayment of the $5.0 million of long-term debt to Lynrock Lake now that they have been completed, and we will be accounting for these changes accordingly in subsequent financial reporting periods. The tables provide a reconciliation to the comparable GAAP financial presentation.